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Exhibit 99.1

       Federal Court Clears Remaining Obstacles to Trial of NRTC & Pegasus
                             Claims Against DIRECTV


                      Jury Trial Expected to Begin in June
                      ------------------------------------

         BALA CYNWYD, Pa. -- May 23, 2003 -- Today Federal District Court Judge Lourdes G. Baird decided the last of a series of summary judgment motions filed by DIRECTV seeking to prevent claims by NRTC and Pegasus from being brought to trial. Despite DIRECTV's efforts to the contrary, Judge Baird's rulings now ensure that these claims will go to a jury for resolution this summer.

         Judge Baird's rulings also rejected DIRECTV's motion for summary judgment on term concluding that DIRECTV's position that the term could be measured by DBS-1 or DBS-2 "undermines its argument that DBS-1 is the only satellite by which to measure the term." The Court concluded that there is a genuine issue of material fact whether DIRECTV-1R measures term.

         As a result of today's summary judgment rulings by Judge Baird, Pegasus and NRTC have reached the objective they have sought for four years - a jury trial on their claims that DIRECTV has breached obligations to provide premium programming, launch fees and advanced services to NRTC and Pegasus. Pegasus and NRTC look forward to an expeditious trial on these issues and are confident of a favorable verdict.

Pegasus Communications Corporation (www.pgtv.com) provides digital satellite television to rural households throughout the United States. Pegasus also owns and/or operates television stations affiliated with CBS, FOX, UPN and The WP networks.

Contact:  Cheryl Crate, Vice President Corporate Communications, (703) 892-4230